Morgan Stanley Institutional Fund, Inc. - Focus Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Groupon Inc.
Purchase/Trade Date: 11/3/2011
Size of Offering/shares: 35,000,000
Offering Price of Shares: $20.00
Amount of Shares Purchased by Fund:  3,609 shares
Percentage of Offering Purchased by Fund: 0.010
Percentage of Fund's Total Assets: 0.27
Brokers: Morgan Stanley, Goldman, Sachs & Co., Credit Suisse
Purchased from:  Goldman Sachs

Securities Purchased: Linkedin Corp.
Class A Common Stock
Purchase/Trade Date: 11/16/2011
Size of Offering/shares: 8,750,000 shares
Offering Price of Shares: $71.000
Amount of Shares Purchased by Fund: 1,409 shares
Percentage of Offering Purchased by Fund: 0.016
Percentage of Fund's Total Assets: 0.38
Brokers: Morgan Stanley, BofA Merrill Lynch, JP Morgan, Allen &
Company LLC, UBS Investment Bank
Purchased from:  JP Morgan

Securities Purchased: Zynga Inc.
Purchase/Trade Date: 12/15/2011
Size of Offering/shares: 100,000,000 shares
Offering Price of Shares: $10.000
Amount of Shares Purchased by Fund: 13,783 shares
Percentage of Offering Purchased by Fund: 0.014
Percentage of Fund's Total Assets: 0.61
Brokers: Morgan Stanley, Goldman, Sachs & Co., BofA Merrill Lynch, Barclays Capital, J.P. Morgan, Allen & Company LLC
Purchased from:  Goldman Sachs